EXECUTION VERSION 417359 Confidential Execution Version THIS FIRST AMENDMENT AGREEMENT is dated 6 February 2023 (the "Agreement") and made between: (1) SIGNA Sports United N.V. as borrower (the "Borrower"); and (2) SIGNA Holding GmbH as lender (the "Lender"). Preamble: (A) The Lender and the Borrower have entered into an up to EUR 50,000,000 revolving credit agreement dated 3 May 2022 (the "Credit Agreement I"). (B) It is now the intention of the Borrower and the Lender to change clause 2.2 of the Credit Agreement I with effect as of 1 February 2023 and amend the Credit Agreement I accordingly. IT IS AGREED as follows: 1. Definitions Capitalized terms which are used but not defined in this Agreement shall have the same meaning as ascribed to such term in the Credit Agreement I. 2. Increase of Commitment; Amendment Lender and Borrower hereby agree that the increase of the Commitment in an amount equal to the Increase Amount shall occur with effect as of 1 February 2023 and hereby amend clause 2.2 (Increase) of the Credit Agreement I as follows: "(a) With effect as of 1 February 2023, the Lender hereby increases the Commitment in an amount of EUR 50,000,000 (the "Increase Amount") and the Commitment shall be increased accordingly (the existing Commitment as increased by the Increase Amount being the "New Commitment"). (b) [RESERVED] (c) [RESERVED] (d) [RESERVED]" For the avoidance of doubt, this Agreement and the equity commitment letter provided by the Lender to the Borrower on 6 February 2023 (the "Equity Commitment Letter") will provide an aggregate additional funding to the Borrower in an amount of up to EUR 130,000,000, i.e. the Increase Amount from EUR 50,000,000 by EUR 50,000,000 under the Credit Agreement will not increase the additional total funding made available by the Lender to the Borrower pursuant to this Agreement and the Equity Commitment Letter, taken together, beyond EUR 130,000,000. � �   �    �   � � � � � !"#$%&''&(#'$ �)�  �**�   +�, - *�.� � /.0�1  � �  2 3�    +�4 5 �675 8� )9 �:8�  �;9  8� 2 �< 5� 2 +� �2* 75 = > ?)  *28�*7= > ?)  *28� *@9  = > ?)  *28�*A 5= > ?)  *2� � � 13+� BBBBBBBBBBBBBBBBBBBBBBBBBBBBBBBB� 2 +� 4 5 �675 �   +� 9 2 � � � 13+� BBBBBBBBBBBBBBBBBBBBBBBBBBBBBBBB� 2 +�  )9 �:�   +� 9 �  C �D  � � � � DocuSign Envelope ID: 6DF0AE76-5046-4DB2-A9EE-FC956B342277 � �   �    �   � � � � !"#$%#&'#($ �) *�+,)�   -�. /0   /1 �� � 2343� ,5� �  �    -� + -� � � � 67-� 88888888888888888888888888888888� + -� �   -� � � � 67-� 88888888888888888888888888888888� + -� �   -� � � � � � �   �    �   � � � � !"#$%#&'#($ �) *�+,)�   -�. /0   /1 �� � 2343� ,5� �  �    -� + -� � � � 67-� 88888888888888888888888888888888� + -� �   -� � � � 67-� 88888888888888888888888888888888� + -� �   -� � � � �

2 417359 Confidential Execution Version 3. Repayment Lender and Borrower hereby amend clause 7.5 (Voluntary prepayment of the Loans) of the Credit Agreement I as follows: <The Borrower may, if it gives the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan as well as accrued interest on that Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 1,000,000). The Borrower shall be entitled to prepay any amounts of the Loan and accrued interest on that Loan under the Increase Amount by issuing to the Lender convertible bonds in lieu of cash payments in accordance with the terms and conditions of the equity commitment letter provided by the Lender to the Borrower on 6 February 2023.= 4. Miscellaneous 4.1 All other terms of the Credit Agreement I shall remain unchanged and in place. 4.2 This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law. 4.3 Clauses 26 (Partial invalidity and unintentional gaps), 28 (Amendments and waivers), 29 (Confidential Information), 30 (Conclusion of this Agreement) and 32 (Enforcement) shall apply accordingly. [SIGNATURE PAGES TO FOLLOW]